AMENDMENT NO. 1 TO RIGHTS AGREEMENT


                  AMENDMENT NO. 1 (this "Amendment"), dated as of November 18, 2003, to the Rights Agreement (the "Rights Agreement"), dated as of June 7, 1999, between SoundView Technology Group, Inc. (formerly known as Wit Capital Group, Inc.) (the "Company") and American Stock Transfer & Trust Company (the "Rights Agent"). All terms used but not defined herein shall have the respective meanings assigned to them in the Merger Agreement, as defined below.

                  WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof to make any provision with respect to the Rights (as defined in the Rights Agreement) which the Company may deem necessary or desirable, such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

                  WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 18, 2003, among The Charles Schwab Corporation, a Delaware corporation ("Parent"), Shakespeare Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company; and

                  WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

                  WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement as set forth in this Amendment.

                  NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

                  1. Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end of the "Acquiring Person" definition:


                  "Notwithstanding the foregoing, none of Parent, Merger Sub, or its Subsidiaries shall become an Acquiring Person as a result of (a) the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of November 18, 2003, among Charles Schwab Corporation, a Delaware corporation ("Parent"), MergerSub, a Delaware corporation and a wholly owned subsidiary of Parent ("MergerSub") and Company (the "Merger Agreement") and (b) the consummation of the Merger (as such terms are defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement.

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                  2. Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end of the "Distribution Date":


                  "Notwithstanding the foregoing, so long as the Merger Agreement has not been terminated pursuant to Section 8.1 thereof, a Distribution Date shall not occur or be deemed to occur as a result of any of the transactions contemplated by the Merger Agreement."


                  3. Section 1 of the Rights Agreement is hereby modified, amended and restated as follows at "Expiration Date":


                  "`Expiration Date' shall mean the earliest of (i) the time immediately prior to the consummation of the Merger, (ii) the later of the termination of the Merger Agreement or the close of business on September 30, 2009 (the "Final Expiration Date", (iii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iv) the time at which the Rights expire pursuant to Section 13(d) hereof and (v) the time at which all Rights then outstanding and exercisable are exchanged pursuant to Section 24 hereof."


                  4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  6. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                  7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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                  IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                                   SOUNDVIEW TECHNOLOGY GROUP, INC., a Delaware corporation




                                   By:     /s/ Mark F. Loehr
                                       ---------------------------------
                                       Name:   Mark F. Loehr
                                       Title:  Chief Executive Officer



                                   AMERICAN STOCK TRANSFER & TRUST COMPANY



                                   By:     /s/ Herbert J. Lemmer
                                       ---------------------------------
                                       Name:   Herbert J. Lemmer
                                       Title:  Vice President



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